Exhibit 10.1

Letter Agreement between Nash-Finch Company and Kevin Elliott dated November 12, 2012.

November 12, 2012

Kevin Elliott

6837 Branch Trail

Frisco, TX 75035

Dear Kevin,

We are pleased to offer you the position of Executive Vice President, President & Chief Operating Officer - Nash Finch Wholesale/Retail with Nash Finch Company. This position reports to Alec Covington, President & Chief Executive Officer. Your effective start date will be mutually agreed upon by you and the Company. Your election as an Executive Officer of the Company is subject to approval by the Board of Directors.

The following summarizes the terms of the offer: To the extent that this offer refers to a Company plan, policy, or agreement, the terms of the plan, policy or agreement will control and are incorporated into this offer letter. The Company retains the right to modify, amend or terminate any Company plan, policy or agreement, consistent with the terms of those plans, policies and/or agreements.

Base Salary:

Your base salary will be set at $9,587.73 per week, which equates to approximately $500,000 annualized, less income and payroll taxes. This approximation is based on a 52.15 week payroll year.

Benefit Programs:

As a full-time associate, you and your eligible dependents are eligible for coverage under our Nash Finch Company Group Health, Life and Disability Program the first of the month after completing thirty days (30) of employment. You will be eligible to participate in the Nash Finch Company 401K program after your first day of employment.

Executive Life Insurance:

The Company will maintain term life insurance on your behalf with a death benefit of $1,000,000. You will be responsible for any income tax consequences of the company’s provision of this benefit to you.

Executive Physical:

Nash Finch Company recognizes the contributions of its leaders and understands the pressures and responsibilities of these positions. After ninety days of employment, you are eligible to participate in the executive physical examination program, which is a fully paid benefit. This program is administered through the Mayo Clinic Executive Health Program in Rochester, Minnesota. You will receive additional information about this program after you begin employment.

Vacation:

You will receive four (4) weeks paid vacation to use during your first twelve (12) months of employment. After 30 days of employment, you will also receive two (2) personal days to use each calendar year, including this calendar year.

Relocation:

Relocation to the Minneapolis, Minnesota area is a requirement for the position. Relocation assistance is delivered by Sirva Relocation. A representative from Human Resources will contact you directly to discuss your relocation options. Relocation is subject to signing a repay agreement.

If your permanent residence and the state in which you work are different, there may be certain tax implications based on IRS regulations. Please seek professional tax advice.

Executive Incentive Plan:

You will be eligible for the 2013 Executive Incentive Plan (“EIP”). Your EIP bonus opportunity will be prorated from your effective hire date and your target incentive amount will be equal to 70% of your annualized base salary. The EIP plan can payout anywhere between zero and 150% of target if the company’s performance exceeds the performance goals. The actual amount of any such bonus will be determined in accordance with the terms of the EIP. You must be employed on the last day of the bonus year to be eligible for any bonus payout, where applicable. Additional information regarding the 2013 program will be made available to you in March.

For the 2013 EIP, you will receive the greater of 50% of your target incentive amount ($175,000) or the actual amount earned in accordance with the actual plan results for the year. This payout would occur in the same time frame as other incentive payments.

Long Term Incentive Plan:

You will be eligible to participate in the 2013 Nash Finch Long Term Incentive Plan (“LTIP”) and if your employment begins prior to December 1, 2012, you will be eligible to participate in the 2012 Nash Finch Long Term Incentive Plan on a pro-rated basis. Your long term incentive plan opportunity will be prorated from your effective hire date and will equal 100% of your annualized base salary. The LTIP plans can payout anywhere between zero and 200% of target and the final payout, if any, is dependent on actual performance. The LTIP will be settled in Nash Finch common stock, with specific payouts, if any, at the end of the three year plan period determined by the Nash Finch stock price and company performance measured in comparison to a peer group of selected food companies, all in accordance with the specific terms of the LTIP. We anticipate, but do not promise, that a version or variation of the current LTIP will be in effect for eligible executives for the foreseeable future. Additional information regarding the LTIP will be reviewed with you after your first day of employment.

Deferred Compensation

You will be eligible to participate in the Nash Finch Company Deferred Compensation Plan. Additional information regarding the plan will be reviewed with you after your first day of employment.

Severance:

If your employment is terminated by the Company, other than (a) for cause or (b) by reason of a change in control (in which case the terms of the change in control agreement would govern), the Company will agree to provide you with 24 months of base salary, paid over a 24-month/104-week period (“severance period”) on regularly scheduled paydays, as severance compensation with such payments commencing six months and a day after your separation from the company. If you exercise your rights under COBRA during the severance period, your cost for COBRA benefits will be set at the rate paid by active associates for the same level of benefits. The consideration for the Company’s agreement to make such payments would be your release of claims you might then have against the Company. The Company’s obligation to make payments during the severance period will end on the earlier of: (a) your acceptance of regular full time employment; or (b) the second anniversary of the date your employment with the Company ended. Provided, however, that if you receive compensation from your new employer (“new compensation”) of an amount less than the base salary paid pursuant to this paragraph, the Company will make severance payments to you in an amount equal to the difference between the base pay under this paragraph and your new compensation until the second anniversary of the date your employment with the Company ended. Payments pursuant to this Paragraph shall not be considered compensation or earnings for purposes of any employee benefit plan or arrangement of the Company and its Affiliates.

Change in Control:

As consideration for this offer, the Company desires to enter into a letter of agreement with you which sets forth the benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated in connection with a Change in Control. This letter of agreement will be presented to you separately from this offer letter.

Non-Compete Agreement & Conflict of Interest:

As consideration for hiring you and for the salary and benefits you receive under this offer, you agree that during your employment and for a period of twenty-four months after the voluntary or involuntary termination of your employment regardless of the reason, you will not alone or in any capacity with any other person or entity or on behalf of any other person or entity (other than by way of holding shares listed on a registered stock exchange not exceeding five percent of the outstanding class or series so listed), except with the written consent of the Company, directly or indirectly:

(a) Engage in the business of wholesale distribution of food and/or related products in competition with the Company or in competition with any subsidiary, or related business entity of the Company, whether serving in association with, by engagement with, or as an officer, director, employee, principal, agent, or consultant of such competing business, including but not limited to, SUPERVALU, Inc.; Affiliated Foods, Midwest; Spartan Stores, Inc.; Merchants Distributors, Inc.; Laurel Grocery Company L.L.C.; C & S Wholesale Grocers; Roundy’s Supermarkets, Inc.; Coastal Pacific Food Distributors, Inc.; Associated Wholesale Grocers, Inc. (AWG); and Bethel-Eckert Enterprises, Inc., or any of their respective subsidiaries or business affiliates or successors, as and where such business of the Company or any subsidiary may then be conducted. (b) In any way interfere or attempt to interfere with the business of the Company or any subsidiary or related business entity of the Company in any way whatsoever, whether (1) by disrupting or, impairing relationships with any of current or potential vendors, suppliers, distributors or customers, or (2) by doing or saying anything to disparage or cause harm to the business; its reputation; its management, employees, officers, or directors; or any products or services of the Company; or (c) Solicit for employment, employ, or attempt to solicit or employ or otherwise engage or contract with any employee of the Company, any subsidiary, or any related entity. The obligations contained in this Agreement will survive the termination or expiration of your employment with the Company and shall be fully enforceable thereafter.

As presented, this offer of employment is contingent and conditional upon passing a pre-employment drug-screen and background check and written verification releasing you from all non-compete agreements. Please arrange to complete the pre-employment drug test within two (2) business days of receipt of this offer letter. Failure to do so may result in this offer being rescinded.

On behalf of the Company, I am excited to offer you employment with Nash Finch and truly look forward to you joining our team.

Respectfully,

Alec C. Covington

President & CEO

Nash Finch Company

CONSENT OF ACCEPTANCE

I have reviewed the employment offer letter and I accept the offer of employment as outlined in this letter.

_______________________________                        _________________________

Kevin Elliott                                                                          Date

It is important to note that neither this document, nor any other written or verbal communication, should be construed as creating a contract for employment or a warranty of benefits for any particular period of time, nor does it change the “at will” employment relations between Nash Finch Company and any of it’s employees. This means that associates have the right to terminate the employment relationship with Nash Finch Company at any time, with or without notice, for any reason. Nash Finch Company has the same right to terminate the employment relationship at any time, with or without notice, for any reason not prohibited by law.

You acknowledge that this offer letter and any other enclosures represents the entire agreement between you and Nash Finch Company and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon Nash Finch Company.